Exhibit 12.1

First Midwest Bancorp, Inc.

Ratio of Earnings to Fixed Charges(1)

	Nine Months Ended Sept. 30, 2005		Years ended December 31,
			2004		2003		2002		2001		2000
	(Dollar amounts in thousands)		(Dollar amounts in thousands)
Ratio 1—Including Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$78,747		$99,136		$92,778		$90,150		$82,138		$75,540
Add:
Income tax provision	28,681		32,848		30,889		32,133		26,668		23,759
Fixed charges	90,770		87,185		81,964		111,498		181,439		232,597

Total earnings available for fixed charges	$198,198		$219,169		$205,631		$233,781		$290,245		$331,896

Fixed charges (2):
Interest on deposits	$60,501		$57,432		$56,272		$81,616		$134,497		$155,887
Interest on borrowed funds	23,471		20,980		23,962		29,294		46,341		76,019
Interest on subordinated debt—trust preferred securities	6,197		8,066		1,079		—		—		—
Portion of rental expense representative of interest factor	601		707		651		588		601		691

Total fixed charges	$90,770		$87,185		$81,964		$111,498		$181,439		$232,597

Ratio of earnings to fixed charges	2.18	x	2.51	x	2.51	x	2.10	x	1.60	x	1.43	x

Ratio 2—Excluding Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$78,747		$99,136		$92,778		$90,150		$82,138		$75,540
Add:
Income tax provision	28,681		32,848		30,889		32,133		26,668		23,759
Fixed charges	30,269		29,753		25,692		29,882		46,942		76,710

Total earnings available for fixed charges	$137,697		$161,737		$149,359		$152,165		$155,748		$176,009

Fixed charges (2):
Interest on borrowed funds	$23,471		$20,980		$23,962		$29,294		$46,341		$76,019
Interest on subordinated debt—trust preferred securities	6,197		8,066		1,079		—		—		—
Portion of rental expense representative of interest factor	601		707		651		588		601		691

Total fixed charges	$30,269		$29,753		$25,692		$29,882		$46,942		$76,710

Ratio of earnings to fixed charges	4.55	x	5.44	x	5.81	x	5.09	x	3.32	x	2.29	x

(1)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.”
(2)	“Fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.